                                                                                                                                          Exhibit 99.1

VAALCO Energy Announces

Second Quarter 2015 Results

HOUSTON – August 6, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today reported results for the second quarter of 2015.

Second Quarter and Recent Highlights:

•

Reported second quarter 2015 GAAP net loss of $5.2 million, or $0.09 loss per diluted share; Adjusted Net Income was $0.6 million, or $0.01 per diluted share and Adjusted EBITDAX was $16.3 million, which excludes the impact of a $5.8 million non-cash impairment charge.

•	Announced share repurchase program of up to 5.8 million shares of the Company’s common stock.
•

Grew total Gabon production in the second quarter of 2015 to 1,654,000 barrels of crude oil (Bbls) gross (464,000 net to VAALCO’s working interest (NWI)), up 7% from the first quarter of 2015 due to successful development drilling in the Etame Field.

•

Successfully drilled and completed the Southeast Etame 2-H development well that was brought online in July on the new Southeast Etame/North Tchibala (SEENT) platform at a rate of 3,400 gross barrels of oil per day (BOPD) (950 BOPD NWI).

•	Achieved peak production rate of greater than 21,000 BOPD gross (5,900 NWI) from the Etame Marin area, the highest production rate since March 2012.
•	Mobilized the rig to begin drilling the North Tchibala 1-H well from the SEENT platform, the first development well in the North Tchibala Field.
•	Reduced production expense per barrel of oil equivalent (BOE) 27% to $19.07 in the second quarter of 2015 from $26.07 per BOE in the first quarter of 2015 due to lower costs and higher production.
•	Announced borrowing base under IFC credit facility was re-affirmed at full $65 million.

Adjusted EBITDAX and Adjusted Net Income are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 11.

For the second quarter of 2015, VAALCO’s reported net loss was $5.2 million, or a loss of $0.09 per share.  This includes a $5.8 million non-cash impairment charge primarily due to lower projected oil prices and additional development costs as described below.  Excluding this charge, VAALCO reported Adjusted Net Income of $0.6 million, or $0.01 per diluted share.  The benefit of increased production in the second quarter from the Company’s Etame field following the successful drilling of two development wells this year from its new Etame platform was more than offset by lower crude oil prices. In the second quarter of 2014, VAALCO reported net income of $24.7 million, or $0.43 per diluted share.  Second quarter 2015 Adjusted EBITDAX totaled $16.3 million. Adjusted EBITDAX excludes non-cash and other non-recurring items that are detailed in the reconciliation tables below.

Steve Guidry, Chairman and CEO, commented: “Our successful development program offshore Gabon led to stronger production and higher sales volumes in the second quarter. We benefited from higher oil price realizations compared to the first quarter of 2015, lower production expense, lower general and administrative expenses and higher volumes. We have implemented additional initiatives to further reduce our production costs and G&A expenses through a combination of improvement in efficiencies and direct rate reductions for services and materials that will become more evident as the year progresses.

Looking ahead, we anticipate that the third quarter will benefit from production from the Southeast Etame 2-H well that we recently placed online at 3,400 BOPD gross, a rate higher than we expected.  This is encouraging news as it is the first development well drilled to a new field we discovered in 2010. We are very pleased to have exceeded 21,000 BOPD gross from the Etame Marin area, the highest level of production since March 2012. We expect to have results by late September from the latest well in our drilling program, the North Tchibala 1-H that is currently being drilled from the SEENT platform. This well is the first development well in the North Tchibala field that was discovered and delineated by prior wells but had not been placed on production. We anticipate continued production growth through 2015 from our development drilling and workover program, which is why we are raising our full year production guidance range to 4,100 BOEPD to 4,600 BOEPD.  The majority of our capital expenditures for the Etame and SEENT development projects are behind us, and remaining outlays are for development wells and workovers, all of which are expected to generate attractive stand-alone returns even in the current price environment.”

Guidry continued, “We have engaged in constructive conversations with our partners on both our Equatorial Guinea and onshore Gabon projects to resolve outstanding issues and find more cost effective and efficient ways to move those development projects forward at the appropriate pace considering the current oil price environment. We are prudently adjusting our future capital investment outlook beyond 2015 to maintain financial flexibility and be opportunistic while we balance our desire to grow the Company with the reality of potentially longer-term low oil prices. Our re-affirmed borrowing base under our credit facility provides additional financial security during this downturn in the industry.”

Gabon

Offshore Gabon. In the second quarter of 2015, the Company completed drilling the Etame 12-H development well offshore Gabon from the new Etame platform that was installed in late 2014.  The well was brought on production in April 2015 at an initial rate of approximately 2,000 BOPD gross (approximately 550 NWI). This well, along with the Etame 10-H well drilled in the first quarter of 2015, confirmed the presence of an un-drained lower lobe of the Gamba reservoir in this fault block, which VAALCO has estimated to contain approximately 25 million gross Bbls of oil in place.

After the completion of the Etame 12-H well in April 2015, the Transocean Constellation II jackup rig was moved to the SEENT platform to begin initial drilling of development wells.  The Company recently completed drilling the first well from that platform, the Southeast Etame 2-H well, which was brought online at the rate of approximately 3,400 barrels of oil per day (approximately 950 NWI). The well was drilled to a measured depth of approximately 14,000 feet, targeting a new reservoir that was discovered by an exploration well drilled by VAALCO in 2010. It is producing from the Gamba formation which is the source of all other current VAALCO production in the Etame Marin area but this is the first production from this new, previously-unproduced field.  The Southeast Etame 2-H well is not currently producing any formation water or hydrogen sulfide (H2S), and is producing at the lowest setting on the ESP (electrical submersible pump).  The combination of good reservoir pressure, productivity equivalent to or greater than other nearby Gamba development wells and the lowest ESP setting confirm the strength of this well.  VAALCO plans to continue to monitor wellhead and downhole pressure and optimize fluid throughput at the recently commissioned production facilities on the platform.

The rig has been moved to a second slot on the same eight-slot platform and began drilling the North Tchibala 1-H development well that is targeting the Dentale formation in another previously unproduced field (North Tchibala), that was discovered and delineated by four exploration and appraisal wells drilled by previous block owners.

The Company and its partners have established an integrated project team to evaluate potential options to design facilities for the removal of H2S from impacted wells in the Ebouri and Etame fields. The team is focusing on finding cost effective options for processing the sour crude including chemical removal options, construction of smaller facilities on existing structures, or the use of surplus equipment and used structures. Should an economic solution be identified, the project concept, timing and start-up date could be known as early as the fourth quarter of 2015 with a goal of re-establishing production from the area impacted by H2S as soon as practical.

Onshore Gabon. VAALCO has met several times recently with its concession partner and the government on the Mutamba Iroru block development project in an effort to move the project forward and finalize a revised production sharing contract (PSC).  Progress has been made designing a more cost effective development plan to improve the returns on the investment contemplated which is not likely to occur prior to 2017 based on current oil prices.

Angola

The Company has continued to interpret the 3-D seismic that it previously acquired over the block and has developed a number of very attractive pre-salt and post-salt prospects and leads.  Based on VAALCO’s initial assessment of volumes, the top four prospects/leads have an estimated total gross unrisked mean recoverable resource potential of over 800 million barrels of oil. The current concession extends through November 2017 with no additional exploratory drilling in Angola expected before late-2016.

Equatorial Guinea

The Company has met recently with the Ministry of Mines, Industry and Energy and new leadership at GEPetrol, the operator of the block, in an effort to continue to refine an operating model and identify a cost-effective path forward.  The Company continues to re-evaluate the costs of development and timing to take advantage of lower capital costs for equipment and services resulting from the current industry downturn to improve the economics of the Block P development.

2015 Second Quarter Financial Results

Total oil and gas sales for the second quarter of 2015 were $27.1 million, compared to $52.1 million for the same period in 2014, and $18.2 million in the first quarter of 2015.  Second quarter 2015 benefited from higher sales volumes and higher oil price realizations compared with the first quarter of 2015.

Oil Revenues

Gabon

Crude oil revenues for the three months ended June 30, 2015 were $27.0 million, as compared to revenues of $51.6 million for the same period in 2014, and $18.1 million in the first quarter of 2015.  During the second quarter of 2015, VAALCO sold approximately 455,000 net Bbls at an average price of $59.16 per Bbl in Gabon compared to 477,000 net Bbls at an average price of $108.24 per Bbl in the second quarter of 2014, and 372,000 net Bbls at an average price of $48.66 per Bbl in the first quarter of 2015. Sales volumes (liftings) in the second quarter of 2015 exceeded production volumes due to oil that remained in the FPSO at March 31, 2015 that was sold in the second quarter.

Natural Gas Revenues

United States

Natural gas revenues (including revenues from natural gas liquids) for the three months ended June 30, 2015 were $0.1 million compared to $0.3 million for the comparable period in 2014, and $0.1 million in the first quarter of 2015.  Natural gas sales were approximately 46 million cubic feet (MMcf) at an average price of $2.70 per thousand cubic feet (Mcf) including natural gas liquids for the three months ended June 30, 2015.  For the same period of 2014, natural gas sales were approximately 56 MMcf at an average price of $5.61 per Mcf including natural gas liquids. In the first quarter of 2015, natural gas sales were approximately 46 MMcf at an average price of $2.82 per Mcf including natural gas liquids.

Operating Costs and Expenses

Total production expense for the second quarter of 2015 was $8.9  million, or $19.07 per BOE of sales, compared to $4.8 million, or $9.94 per BOE, in the second quarter of 2014, and $9.9 million, or $26.07 per BOE in the first quarter of 2015. There were no workover expenses during any of those periods.  The second quarter of 2014 benefited from non-operational adjustments recorded during the period including an accrual true-up, while the first quarter of 2015 included $3.60 per BOE related to the non-cash expensed costs for design on a centralized processing facility.

Exploration expense was $1.1 million in the second quarter of 2015 compared to $3.3 million in the comparable period in 2014, and $27.5 million in the first quarter of 2015.  Second quarter 2014 expense included costs related to the unsuccessful Dimba well offshore Gabon, and the first quarter of 2015 included costs related to the unsuccessful Kindele well offshore Angola.

Depreciation, depletion and amortization (DD&A) expenses were $9.3 million, or $20.00 per BOE of sales in the three months ended June 30, 2015 compared to $7.0 million, or $14.35 per BOE in the three months ended June 30, 2014, and $5.9 million, or $15.63 per BOE in the first quarter of 2015. The higher DD&A in the second quarter of 2015 is primarily due to the increase in the depletable asset base.

General and administrative expenses for the three months ended June 30, 2015 were $2.8 million as compared to $3.1 million in the three months ended 2014, and $4.9 million in the first quarter of 2015. The decline in general and administrative cost compared with the first quarter of 2015 was primarily due to a decrease in compensation expense and non-cash compensation.  General and administrative expense includes $0.7 million, $0.6 million, and $1.6 million of non-cash compensation expense for the quarters ended June 30, 2015, June 30, 2014, and March 31, 2015, respectively.

In the three months ended June 30, 2015, the Company recorded an impairment loss of $5.8 million to write down its investment in the Southeast Etame and North Tchibala fields in the Etame Marin Block, offshore Gabon.  The impairment is primarily due to lower projected oil prices and additional development costs for the two drilled development wells used in the impairment testing and calculation. In the three months ended June 30, 2014, the Company recorded no impairment losses, and in the first quarter of 2015 recorded $5.4 million in impairment charges related to the write-down of its investment in the Etame Marin Block as a result of crude oil price declines.

Income tax expense for the second quarter of 2015 was $4.3 million compared to $9.0 million for the same period in 2014, and $3.4 million in the first quarter of 2015. Taxes in these periods were all paid in Gabon.  The decrease in tax compared with the 2014 period was primarily related to the decrease in revenue resulting from lower oil prices and to significant capital costs related to the construction of two new platforms and the drilling of new wells from those platforms for the majority of 2015 in the Etame Marin block.  Income taxes paid to the government of Gabon are a function of taxation on the remaining profit oil value after deducting the royalty and the cost oil values.

Capital Investments/Balance Sheet

During the three months ended June 30, 2015, the Company expended $13.1 million in net property and equipment additions, primarily associated with the drilling of development wells from the new Etame and SEENT platforms, offshore Gabon.  The Company’s full year 2015 capital expenditures are now expected to be in the range of $70 million to $80 million.  The upward adjustment to guidance is primarily due to the recognition of the previously announced cost overruns on the Kindele exploration well in the first quarter of 2015.

The Company recently announced that the borrowing base under its credit facility with the International Finance Corporation (IFC) was re-affirmed at the full $65 million level, the maximum capacity provided for under the facility.  The covenants remain unchanged, including the removal of the debt to equity covenant that was previously announced in May 2015.  At June 30, 2015, $15 million was outstanding under the facility.

At the end of the second quarter, VAALCO had total liquidity of $128.1 million comprised of $78.1 million in cash (including cash held as restricted primarily for future drilling commitments offshore Angola) and $50 million in undrawn availability under the IFC facility. The Company believes that its cash balance, combined with cash flow from operations, will be more than sufficient to fund the Company's 2015 and 2016 operations.

VAALCO announced on August 4, 2015 that its Board of Directors has authorized the repurchase of up to 5.8 million shares of the Company's common stock, which represents approximately 10% of the Company’s outstanding common stock, in open market transactions from time to time during the upcoming 18 month period and in accordance with the requirements of the Securities and Exchange Commission.

Conference Call

An investor handout will be posted to VAALCO’s web site on Friday morning that will be referenced in tomorrow’s conference call.

As previously announced, the Company will hold a conference call to discuss its second quarter results on Friday, August 7, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested parties may participate by dialing 1 (800) 230-1092.  International parties may dial 1 (612) 234-9960.  The confirmation code is 364229.  This call will also be webcast on VAALCO’s website at www.vaalco.com.

An audio replay will be available beginning approximately one hour after the end of the conference call through September 7, 2015 on the Company’s website and by dialing 1 (800) 475-6701.  International parties may dial 1 (320) 365-3844.  The confirmation code is 364229.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include expected capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves,  lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes.  These and other risks are further described in VAALCO's quarterly reports on Form 10-Q for the three months ended March 31, 2015 and June 30, 2015, annual report on Form 10-K for the years ended December 31, 2014, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “oil in place”, which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves. Unbooked resource potential and oil in place do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, processing costs, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts Gregory R. Hullinger Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,048	$69,051
Restricted cash	1,194	1,584
Receivables:
Trade	8,165	19,527
Accounts with partners, net of allowance	19,054	10,903
Other, net of allowance	6,278	3,285
Crude oil inventory	447	1,905
Materials and supplies	254	286
Prepayments and other	5,069	6,509
Total current assets	101,509	113,050
Property and equipment - successful efforts method:
Wells, platforms and other production facilities	368,734	338,641
Undeveloped acreage	18,787	22,133
Work in progress	23,684	25,157
Equipment and other	13,546	11,907
	424,751	397,838
Accumulated depreciation, depletion and amortization	(314,337)	(289,714)
Net property and equipment	110,414	108,124
Other noncurrent assets:
Restricted cash	15,830	20,830
Deferred tax asset	1,349	1,349
Deferred finance charge	1,648	1,959
Abandonment funding	3,537	3,537
Total assets	$234,287	$248,849
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$60,939	$38,540
Accounts with partners	3,330	-
Total current liabilities	64,269	38,540
Asset retirement obligations	15,951	14,846
Long term debt	15,000	15,000
Total liabilities	95,220	68,386
Commitments and contingencies
VAALCO Energy Inc. shareholders’ equity:
Common stock, 65,782,113 and 65,194,828 shares issued, $0.10 par value, 100,000,000 shares authorized	6,578	6,519
Additional paid-in capital	67,677	64,351
Less treasury stock, 7,508,699 and 7,393,714 shares at cost	(37,871)	(37,299)
Retained earnings	102,683	146,892
Total equity	139,067	180,463
Total liabilities and equity	$234,287	$248,849

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
Revenues:
Oil and gas sales	$27,137	$52,098	$18,239
Operating costs and expenses:
Production expense	8,867	4,848	9,911
Exploration expense	1,113	3,293	27,459
Depreciation, depletion and amortization	9,299	6,995	5,935
General and administrative expense	2,829	3,134	4,873
Other costs and expenses	296	-	280
Impairment of proved properties	5,821	-	5,399
Total operating costs and expenses	28,225	18,270	53,857
Other operating income, net	58	-	340
Operating income (loss)	(1,030)	33,828	(35,278)
Other income (expense):
Interest income	5	17	4
Interest expense	(344)	-	(310)
Other, net	438	(125)	(56)
Total other income (expense)	99	(108)	(362)
Income (loss) before income taxes	(931)	33,720	(35,640)
Income tax expense	4,273	9,009	3,365
Net income (loss)	$(5,204)	$24,711	$(39,005)

Basic net income (loss) per share	$(0.09)	$0.43	$(0.67)
Diluted net income (loss) per share	$(0.09)	$0.43	$(0.67)

Basic weighted average shares outstanding	58,302	56,951	57,981
Diluted weighted average shares outstanding	58,302	57,537	57,981

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,204)	$24,714	$(39,005)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,299	6,995	5,935
Amortization of debt issuance cost	151	-	160
Unrealized foreign exchange (gain) loss	18	-	-
Dry hole costs and impairment loss on unproved leasehold	649	2,768	27,222
Stock-based compensation	678	640	1,654
Gains on disposal of oil and gas properties	(58)	-	(340)
Impairment loss	5,821	-	5,399
Change in operating assets and liabilities:
Trade receivables	11,044	(21,498)	318
Accounts with partners	9,747	39,358	(14,568)
Other receivables	218	(1,032)	(2,774)
Crude oil inventory	1,245	780	213
Materials and supplies	(21)	(35)	53
Prepayments and other	862	3,784	655
Accounts payable and other liabilities	(6,894)	7,628	14,476
Net cash provided by operating activities	27,555	64,102	(602)
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	3	(142)	5,387
Property and equipment expenditures	(13,127)	(26,541)	(28,069)
Proceeds from sales of oil and gas properties	58	-	340
Net cash used in investing activities	(13,066)	(26,683)	(22,342)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	(565)	620	1,017
Debt issuance costs	-	(192)	-
Purchases of treasury stock	572	-	(572)
Net cash provided by (used in) financing activities	7	428	445
NET CHANGE IN CASH AND CASH EQUIVALENTS	14,496	37,847	(22,499)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	46,552	80,721	69,051
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$61,048	$118,568	$46,552

VAALCO ENERGY, INC AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING STATISTICS

(Unaudited)

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
NET SALES DATA:
Oil (MBbls)	457	479	372
Natural Gas (MMcf)	46	56	46
Oil equivalents (MBOE)	465	488	380
Average daily sales volumes (BOE/day)	5,110	5,363	4,176
NET PRODUCTION DATA
Oil (MBbls)	406	448	380
Natural Gas (MMcf)	46	56	46
Oil equivalents (MBOE)	414	457	388
Average daily production volumes (BOE/day)	4,546	5,026	4,260
AVERAGE SALES PRICES:
Oil ($/Bbl)	$59.16	$108.24	$48.65
Natural Gas ($/Mcf)	2.70	5.61	2.82
Weighted average price ($/BOE)	58.45	106.81	48.01
COSTS AND EXPENSES (PER BOE OF SALES):
Production expense	$19.07	$9.94	$26.07
Depreciation, depletion and amortization	20.00	14.35	15.63
General and administrative expense	6.08	6.42	12.82
Property and equipment expenditures, cash basis	$13,126	$26,541	$28,070

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur  additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense and our other non-cash or unusual items.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

Adjusted Net Income, which excludes impairments of proved properties, non-operational adjustments, including accrual true-up loss, and costs of centralized processing facility to remove H2S. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX and Adjusted Net Income.

VAALCO ENERGY, INC AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP MEASURES

(Unaudited)

(in thousands)

Reconciliation of Net income (loss) to Adjusted EBITDAX
	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
Net income (loss)	$(5,204)	$24,711	$(39,005)
Add back:
Interest income (expense), net	339	(17)	306
Income tax expense	4,273	9,009	3,365
Depreciation, depletion and amortization	9,299	6,995	5,935
Impairment of proved properties	5,821	-	5,399
Exploration expense	1,113	3,293	27,459
Non-cash or unusual items:
Stock-based compensation	678	640	1,654
Non-operational adjustments, including accrual true-up	-	(963)	-
Costs of centralized processing facility to remove H2S	-	-	1,357
Adjusted EBITDAX	$16,319	$43,668	$6,470

Reconciliation of Net income (loss) to Adjusted Net Income (Loss)
	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
Net income (loss)	$(5,204)	$24,711	$(39,005)
Adjustments:
Impairment of proved properties	5,821	-	5,399
Non-operational adjustments, including accrual true-up	-	(963)	-
Costs of centralized processing facility to remove H2S	-	-	1,357
Adjusted net income (loss)	$617	$23,748	$(32,249)